Exhibit 10.2

January 18, 2018

Ed Tang

5329 Tate Avenue

Plano, Texas 75093

Dear Ed:

This letter confirms that effective as of the close of business on February 8, 2018 (the “Separation Date”), you have resigned from all positions with the Company and any of its subsidiaries or affiliated companies, and the terms of your separation.

The Separation Date will constitute a “separation from service” within the meaning of Internal Revenue Code (the “Code”) Section 409A and as of such Separation Date you are a “specified employee” within the meaning of Code Section 409A. As of the Separation Date, your annual base salary was $362,050 (the ‘‘Base Salary”).

l.Separation And Payments.

You will voluntarily terminate from your employment effective at the close of business on the Separation Date. On the Separation Date, you will be paid for all compensation and wages due and owing to you through the Separation Date, and will be paid all accrued and unused paid time off in accordance with the Company’s policy. Diodes will pay you the remainder of your earned annual bonus for 2017 (if any) in 2018 after the Company has filed its annual report on Form 10-K.

2.Additional Compensation And Benefits.

Provided you remain in compliance with the terms of this letter agreement, you will receive the following payments and benefits to which you are not otherwise entitled: (i) payment of your Base Salary with twelve pro rata payments each calendar month from March 2018 through February 2019, (ii) a monthly benefit allowance of $1,061.20 towards the payment of your health insurance premiums for 12 months, (iii) all of your outstanding Company stock options and time-based vesting restricted stock units shall continue to vest in accordance with their terms as if you were still employed by the Company and such stock options shall expire on the terms of each applicable equity plan and award agreement, and (iv) one-third of the outstanding performance stock units which were granted to you in 2017 will vest in February 2020 in accordance with the terms of the applicable equity plan and award agreement as if you were still employed by the Company. The above payments and benefits are subject to withholding requirements to satisfy any applicable federal, state or local tax withholding requirements.

As further consideration, and as you requested, the Company is willing to transfer to you your companyissued laptop on condition that the Company be able to backup and wipe the hard drive. The Company is also willing to let you keep the cell phone number associated with your company-issued cell phone, and let you keep said cell phone after wiping all information relating to the Company.

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3.Additional Provisions.

The additional terms and conditions set forth on Exhibit A are hereby incorporated by reference into and shall become part of this letter agreement.

DATED:	January 19, 2018	Ed Tang

		By:	/s/ Ed Tang
Ed Tang

DATED:	January 19, 2018	DIODES INCORPORATED

		By:	/s/ RICHARD D. WHITE
RICHARD D. WHITE
Chief Financial Officer

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EXHIBIT A

1.Release. Except for the obligations undertaken in this letter agreement, you hereby fully and forever release and discharge Diodes and its current and former parents, subsidiaries , affiliates, divisions, employees, trustees, fiduciaries, insurers, officers, directors, investors, shareholders, owners, attorneys, agents, successors, assignees, benefit plans, and representatives (“Releasees”) from any and all claims, actions, suits, losses, rights, damages , costs, fees, expenses, accounts, demands, obligations, liabilities, and causes of action of every character, nature, kind or description whatsoever, known or unknown, foreseen or unforeseen, and suspected or Unsuspected, arising out of, or relating to, any act or omission, whatsoever arising from, occurring during or related in any manner to your performance of work for Diodes, as well as the cessation of your performance of work for Diodes, including , without limitation, those arising out the Employee Retirement Income Security Act of 1974, as amended; Title VII of the Civil Rights Act of 1964, which prohibits discrimination and harassment in employment based on race, color, national origin, religion and sex; the Family and Medical Leave Act; the Sarbanes-Oxley Act; the Fair Labor Standards Act; the Americans with Disabilities Act, which prohibits discrimination based upon disability or handicap; the Age Discrimination in Employment Act; the California Fair Employment and Housing Act; and/or any other federal, state or local laws, common law, or regulations prohibiting employment discrimination, harassment, and/or retaliation. This letter agreement also includes a release of any claim for breach of contract, wrongful termination, interference with contractual relations or economic advantage, defamation, misrepresentation, fraud, or wages. It is your intent to waive and release any and all claims that you have or may have against the Releasees as of the date of the execution of this letter agreement.

Notwithstanding the foregoing, the parties are not waiving their right to enforce the terms of this letter agreement or bring any other claims that cannot be released as a matter of law.

2.Waiver Of Unknown Claims.  It is the parties’ intention that the foregoing release shall be construed in the broadest sense possible, and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that you may have against the Releasees.

The parties expressly acknowledge that they are aware of the existence of California Civil Code § 1542 and its meaning and effect. The parties expressly acknowledge that they have read and understand the following provision of that section which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

You expressly waive and release any right to benefits you may have under California Civil Code § 1542 to the fullest extent or by any law of any state or territory of the United States or other jurisdiction, or principle of common law, which is similar comparable or equivalent to California Civil Code § 1542 you may do so lawfully. You further acknowledge you may later discover facts different from, or in addition to, those facts now known to you or believed by you to be true with respect to any or all of the matters covered by this letter agreement, and you agree this letter agreement nevertheless shall remain in full and complete force and effect.

3.Cooperation and Non-Disparagement. You agree that you will facilitate a smooth transition of your current work to a person designated by Diodes.

You agree not to take, either directly or indirectly, any action detrimental to the interests of Diodes, including, but not limited to, negatively commenting on, disparaging or calling into question the business operations or conduct of the Diodes or its affiliated entities, or its past or present directors, executives, officers or agents.

4.Fully Compensated. You agree that up to the date of signing this letter agreement, you have been fully compensated by Diodes for all amounts owed for salary or bonus. Diodes will reimburse you for your reasonable business expenses necessarily incurred in connection with the performance of your duties prior to the Separation Date.

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5.No Admission Of Liability. This letter agreement shall not at any time or for any purpose constitute or be considered or deemed any admission of liability on the part of any party.

6.Return of Property. You agree that, by the Separation Date, you will return to Diodes and not keep in your possession or under your control any confidential or trade secret information, nor any financial information nor any other property of Diodes, including keys, equipment, automobile or similar property. Nevertheless, you may keep your Diodes-provided computer and mobile phone after Diodes implements the appropriate exit procedures upon the said devices.

7.Proprietary Information. You agree to keep all proprietary information of the Company in the strictest confidence, and the same confidentiality obligation that applied to you as an employee of Diodes of such employment shall survive such termination and shall continue to be operative after the Separation Date.

8.Warranties.

(a)Each party represents and warrants that you/it has the full power, capacity and authority to enter into this letter agreement, that no portion of any charge, claim ,right, demand, action or cause of action that any party has or might have arising out of the transactions, omissions or acts referred to herein has been assigned, transferred or conveyed to any third party, by way of subrogation, operation of law or otherwise, and that no other agreement, release, or settlement is necessary from any other person or entity to release and discharge completely the other party from the claims specified above that may be held by such party.

(b)You expressly represent, warrant and covenant not to sue the Releasees to enforce any charge, claim or cause of action released pursuant to this letter agreement. This covenant not to bring or maintain any action in law or equity shall be specifically enforced and the Releasees shall have standing to bring any such action for specific enforcement and shall be deemed a real party. This covenant does not apply to any suits or other proceedings to enforce the provisions of this letter agreement. This covenant also does not preclude the filing of a charge with the Equal Employment Opportunity Commission.

(c)In the event you breach the covenant not to sue as set forth in Paragraph 8(b), subject to the limitations provided therein, and file any claim, charge or action with any court or administrative body that is released pursuant to this letter agreement, you shall be liable for all damages incurred by the Releasees, including without limitation, compensatory damages as well as attorneys’ fees and costs.

(d)The parties represent and acknowledge that in executing this letter agreement, they do not rely and have not relied upon any representation or statement not set forth herein. You also represent and agree that you have entered into this letter agreement voluntarily and without coercion or duress and have been given a reasonable amount of time to consider the letter agreement.

(e)The parties expressly represent and warrant that you/it/they have not assigned or transferred or purported to assign or transfer to any person, firm, corporation, or other entity any claim, demand, right, damage, liability, debt, account, action, cause of action , or any other matter herein released. The parties agree to indemnify and hold the other party harmless against any claim, demand, right, damage, liability, debt, account, action, cause of action, cost or expense, including attorneys’ fees, arising out of or any way connected with any liens, encumbrances, transfer or assignment, or any such purported claimed lien, encumbrance, transfer or assignment.

9.General.

(a)Except as otherwise provided herein, this letter agreement constitutes the entire agreement between the parties and supersedes any and all other agreements or understandings, either oral or written, between them with respect to the subject matter hereof. Each party to this letter agreement acknowledges that no representations, inducements, promises, or other agreements have been made by or on behalf of any party except those covenants, agreements and promises embodied in this letter agreement. This letter agreement is binding upon, and shall inure to the benefit of, the parties and their current and former respective agents, beneficiaries, employees, representatives, officers, directors, trustees, fiduciaries, divisions, subsidiaries, affiliates, heirs, predecessors, successors in interest, and shareholders.

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(b)The provisions of this letter agreement may not be altered, amended or repealed, in whole or in part, except by the written consent of the parties.

(c)If any term of this letter agreement is declared invalid for any reason, such determination shall not affect the validity of the remainder of the letter agreement. The remaining parts of this letter agreement shall remain in effect as if the letter agreement had been executed without the invalid term.

(d)This letter agreement shall be deemed to have been executed and delivered in the State of Texas, and the rights and obligations of the parties shall be construed and enforced in accordance with and governed by the laws of the State of Texas.

(e)Resolution of any and all disputes arising under this letter agreement shall be submitted to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA Rules”). Arbitration shall be by a single arbitrator experienced in the matters at issue selected in accordance with the AAA Rules. The arbitration shall be held in Dallas, Texas. The decision of the arbitrator shall be final and binding as to any matters submitted to arbitration and shall be in lieu of any other action or proceeding of any nature whatsoever; and, if necessary, any judgment upon the arbitrator’s decision may be entered in any court of record having jurisdiction over the subject matter or over the party against whom the judgment is being enforced. Except as required by law, the parties agree to keep confidential the existence and details of any dispute subject to this provision, including the results of arbitration.

Nothing in this letter agreement shall prevent either party from seeking equitable and/or injunctive relief from any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim relief, as necessary, without breach of this letter agreement and without abridgement of the powers of the arbitrator.

In the event that a claim is submitted to arbitration, the parties will be required to split the arbitrator’s fee equally. All fees, costs, and expenses of the arbitration, including attorneys’ fees, shall be borne by the party incurring them. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines otherwise. The arbitrator must award attorneys’ fees, costs and other expenses of arbitration to the prevailing party, such that the prevailing party shall be reimbursed for all attorneys’ fees, costs and expenses borne by that party, to the extent permitted by law. At the conclusion of the arbitration, each party agrees to pay promptly any arbitration award imposed against that party.

(f)Each of the parties acknowledges that this letter agreement was jointly negotiated and reviewed and approved by them. The letter agreement shall not be construed by any court of law or equity against any party by virtue of any party having drafted this letter agreement.

(g)This letter agreement may be executed in counterparts including facsimile counterparts. All counterparts when executed shall constitute one agreement binding upon all parties notwithstanding that all of the parties are not a signatory to the original or the same counterpart. A copy or facsimile of this letter agreement shall have the same force and effect as the original.

(h)Each party shall bear your/its own attorneys’ fees and costs incurred as a result of negotiating this letter agreement.

(i)You, for yourself and on behalf of your respective agents, representatives, attorneys, and assigns, agree and warrant that you understand that as a material condition of this letter agreement, and in exchange for consideration hereunder, the existence of the letter agreement together with its terms and conditions are to remain strictly private and confidential to the extent permitted by law, subject only to the exceptions set forth below.

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You expressly agree that you will not disclose, discuss, consent to disclosure, or otherwise disseminate said information to anyone with the sole exceptions of your spouse, attorneys, accountants, financial advisors, and tax preparers, and shall instruct those individuals not to disclose the fact of this letter agreement or the terms and conditions of this letter agreement to anyone, unless specifically required by law, and in that event, only such information as the law permits or requires to be disclosed. Notwithstanding the foregoing, Diodes and you may disclose this letter agreement in order to enforce the releases and covenants provided herein.

You acknowledge and agree that any breach of this provision will cause damage to the Releasees in an amount or amounts difficult to ascertain. Accordingly, in addition to any other relief the Releasees may be entitled, they shall also be entitled to seek injunctive relief as may be ordered by any court of competent jurisdiction to prevent violation of this provision.

Notwithstanding anything to the contrary contained herein, no provision of this letter agreement or any other Diodes agreement to which you are a party shall be interpreted so as to impede you (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. You do not need the prior authorization of Diodes to make any such reports or disclosures and you shall not be required to notify Diodes that such reports or disclosures have been made.

(j)Solely to the extent necessary to comply with Code Section 409A and avoid the imposition of taxes under Code Section 409A, Diodes shall defer payment of “nonqualified deferred compensation” subject to Code Section 409A payable as a result of and within six (6) months following your “separation from service” under this letter agreement until the earlier of (i) the first business day of the seventh month following the your “separation from service,” or (ii) ten (10) days after Diodes receives written notification of your death. Any such delayed payments shall be made without interest. Notwithstanding anything else to the contrary, Diodes shall not be responsible for any other Code Section 409A taxes, interest or penalties that may be imposed on you (including without limitation that might be imposed in connection with your employment) and you shall have no recourse against Diodes for any other Code Section 409A taxes. Moreover, Diodes (including without limitation members of the Diodes Board of the Directors) shall not be liable to you or other persons as to any unexpected or adverse tax consequence realized by you and you shall be solely responsible for the timely payment of all taxes, interest and/or penalties that are imposed on you in connection with this letter agreement or any other agreement between you and Diodes.

(k)It is strongly recommended, urged, and advised that you discuss this letter agreement with your attorney before executing it. You expressly acknowledges that you have been provided at least 21 days to review and consider this letter agreement before signing it. Should you decide not to use the full 21 days, then you knowingly and voluntarily waive any claim that you were not given that period of time or did not use the entire 21 days to consult an attorney or consider this letter agreement.

You may revoke this letter agreement at any time up to seven (7) calendar days following your execution of the letter agreement, and this letter agreement shall not become effective or enforceable until the revocation period has expired which is at 12:00:01 a.m. on the eighth day following your execution of this letter agreement (“Effective Date”). If you decide to revoke this letter agreement, such revocation must be in writing to Rick White, Chief Financial Officer, Diodes Incorporated, 4949 Hedgcoxe Road Suite 200, Plano, Texas 75024, and sent to him by facsimile or email no later than the end of the seventh day after you signed this letter agreement.

Without limiting the scope of this letter agreement in any way, you also certify that this letter agreement constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that you have or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. § § 621, et seq. This letter agreement does not govern any rights or claims that may arise under the ADEA after the date this letter agreement is signed by you.

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